Exhibit 10.27

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the LeapFrog Enterprises, Inc. Executive Management Severance and Change in Control Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between LeapFrog Enterprises, Inc. (the “Company”) and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated therein.  Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under my Employee Proprietary Information and Inventions Agreement, including without limitation the provisions regarding return of Company property upon my departure from the Company.

I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim.

In exchange for the consideration to be provided to me hereunder and under the Plan that I am not otherwise entitled to receive, I hereby generally and completely release the Company, its predecessors, successors, parent and subsidiary entities, and each of their current and former directors, officers, employees, shareholders, partners, agents, attorneys, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release.  This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”).   Nothing in this Release shall prevent me from challenging this Release by filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any local fair employment practices agency, except that I hereby acknowledge and agree that I shall not recover any monetary benefits in connection with any challenge to my Release.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”).  I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have forty-five (45) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver (and this Release) will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release.

I have received with this Release a written disclosure of all of the information required by the ADEA, including without limitation a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated, along with information on the eligibility factors used to select employees for the group termination and any time limits applicable to this group termination program.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I further agree not to disparage the Company, its affiliated, related, parent and subsidiary corporations, and its and their present and former directors, officers, employees, attorneys and agents in any manner likely to be harmful to them or their business, business reputation or personal reputation, provided that I may respond accurately and fully to any question, inquiry or request for information when required by legal process.

I acknowledge that the terms of this Release Agreement and the severance benefits I receive under the Plan are confidential information and I agree to hold such information in strictest confidence and will not publicize or disclose such information in any manner whatsoever; provided, however, that: (a) I may disclose such information to my immediate family; (b) I may disclose such information in confidence to my attorneys, accountants, auditors, tax preparers, and financial advisors; and (c) I may disclose such information insofar as such disclosure may be necessary to enforce the terms of the Plan or as otherwise required by law.  In particular, and without limitation, I agree not to disclose the terms of this Release Agreement or my severance benefits to any current or former Company employee.

I agree that if any provision of this Release Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than forty-five (45) days following the date this Release and the ADEA disclosure form is provided to me, and must not revoke the ADEA Waiver.

Employee

Name: /s/ Martin Pidel

Date: December 12, 2008